Exhibit 5.1

May 25, 2017

Sanchez Energy Corporation

1000 Main Street, Suite 3000

Houston, Texas 77002

Re:                             Sanchez Energy Corporation

Registration Statement on Form S-3
File No. 333-210319

Ladies and Gentlemen:

We have acted as counsel to Sanchez Energy Corporation, a Delaware corporation (the “Company”), in connection with (i) the registration, pursuant to a Registration Statement on Form S-3 (File No. 333-210319, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and (ii) the preparation of a prospectus supplement, dated May 25, 2017, to be filed on the date hereof with the Commission pursuant to Rule 424(b)(5) under the Act (the “Prospectus Supplement”), which supplements the base prospectus contained in the Registration Statement, in connection with the offering and sale from time to time on a delayed or continuous basis pursuant to Rule 415(a)(4) of the Act by the Company of shares of Common Stock having an aggregate offering price not to exceed $75,000,000 (the “Company Shares”), pursuant to the terms of an equity distribution agreement (the “Equity Distribution Agreement”), dated May 25, 2017, among the Company, Citigroup Global Markets Inc., BMO Capital Markets Corp., Capital One Securities, Inc., RBC Capital Markets, LLC and SunTrust Robinson Humphrey, Inc., together with the rights (the “Rights”) to purchase Series C Junior Participating Preferred Stock, par value $0.01 per share, attributable thereto issued pursuant to the terms of the Rights Agreement, dated as of July 28, 2015, as amended by Amendment No. 1 to the Rights Agreement dated March 1, 2017, in each case between the Company and Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agreement”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of (i) resolutions of the board of directors of the Company dated May 24, 2017 and resolutions of the pricing committee of the board of directors of the Company dated May 25, 2017 authorizing the offering and the transactions, documents and agreements related thereto (the “Offering Resolutions”) and such other corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter and (ii) the Rights Agreement.

1111 Louisiana Street, 44th Floor | Houston, Texas 77002-5200 | 713.220.5800 | fax: 713.236.0822 | akingump.com

Sanchez Energy Corporation

May 25, 2017

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies.  We have also assumed that (i) the Company Shares will be issued and sold pursuant to the Registration Statement in such manner as relates to and is described in the Prospectus Supplement and in accordance with the terms of the Equity Distribution Agreement; and (ii) upon sale and delivery, the certificates for the Company Shares will conform to the specimen thereof filed as an exhibit to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar for the Common Stock or, if uncertificated, valid book-entry notations for the issuance of the Company Shares in uncertificated form will have been duly made in the share register of the Company.  As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, when the Company Shares have been issued and delivered in accordance with the Equity Distribution Agreement and the Offering Resolutions against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company (the “Board”) or a duly authorized committee thereof or by one or more persons duly designated as “pricing delegates” by the Board or such a committee with authority to determine the consideration for such issuance (“Pricing Delegates”) and as contemplated by the Equity Distribution Agreement, and the Rights attributable thereto have been issued in accordance with the terms of the Rights Agreement, the Company Shares and the Rights attributable thereto will have been duly authorized  and validly issued,  and the Company Shares will be fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.            We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

B.            This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

Sanchez Energy Corporation

May 25, 2017

C.            With respect to the Company Shares, we have assumed that the consideration for the issuance and sale of the Company Shares established by the Board or a duly authorized committee thereof or by one or more Pricing Delegates and as provided for in the Equity Distribution Agreement will not be less than the par value of the Common Stock.

D.            With respect to the Rights and the Rights Agreement, (a) we have assumed that (i) the Board, after fully informing itself with respect to the Rights Agreement and the Rights and after giving due consideration to all relevant matters, determined that the execution and delivery of the Rights Agreement and the issuance of the Rights thereunder would be in the best interests of the Company and its stockholders, and otherwise acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement, and (ii) the Rights Agreement has been duly authorized, executed and delivered by the parties thereto other than the Company and constitutes the legal, valid and binding obligation of each party thereto other than the Company, enforceable against such parties in accordance with its terms, and (b) we note that (i) the questions of whether the Board might be required at some future time to redeem or terminate, or take other action with respect to, the Rights, or to determine that the Rights should only be exchangeable without cash payment, will depend upon the facts and circumstances existing at that time and, accordingly, are beyond the scope of this opinion letter, and (ii) we address the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or of the Rights issued thereunder would result in invalidating such Rights Agreement or Rights in their entirety.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Prospectus Supplement under the caption “Legal Matters.”  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin, Gump, Strauss, Hauer, & Feld LLP

AKIN, GUMP, STRAUSS, HAUER, & FELD LLP